Exhibit 10.27

NBTY, INC.

EXECUTIVE SEVERANCE PAY PLAN

Section 1                Purpose

The Company established the Plan to make available severance benefits to a select group of key management employees if and when employment with the Company and its Subsidiaries in the United States is terminated under the circumstances and subject to the conditions described below.  The Plan is intended to be a welfare benefit plan as defined by section 3(1) of ERISA.  The terms of the Plan may not be modified or amended, except as described below.

Section 2                Definitions

Capitalized terms used in the Plan and not elsewhere defined herein shall have the meanings set forth in this Section:

(a)           “Base Salary” shall mean one-twelfth of the Participant’s stated annual rate of base salary, excluding any employer contributions towards employee benefits, bonuses, equity compensation or other incentive pay, determined as of the date immediately prior to the date of such Participant’s Termination of Employment.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           “Cause” shall mean (i) a Participant’s willful misconduct with regard to the Company; provided that no act or failure to act on Participant’s part will be considered “willful” (x) unless done, or omitted to be done, by Participant not in good faith or without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board; (ii) a Participant being indicted for, convicted of, or pleading nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, any indictment, conviction or pleading based entirely on vicarious liability or traffic violations; (iii) a Participant’s conduct involving the use of illegal drugs; (iv) a Participant’s failure to attempt in good faith (other than when absent because of physical or mental incapacity) to follow a lawful directive of the Board or Participant’s supervisor within ten (10) days after written or electronic notice of such failure (to the extent that, in the reasonable judgment of the Board or such Participant’s supervisor, such failure can be cured by Participant); (v) a Participant’s material violation of either (x) the

Company’s or any of its affiliates’ Code of Business Conduct (including the corporate policies referenced therein) which would constitute grounds for immediate termination of employment or (y) any statutory or common law duty of loyalty to the Company or any of its affiliates; or (vi) a Participant’s breach of any restrictive covenant under any agreement between the Participant and the Company or any Subsidiary relating to disclosure of confidential information, solicitation of employees or customers, or competition, and such breach continues beyond ten (10) days after written or electronic demand for substantial performance is delivered to Participant by the Company (to the extent that, in the reasonable judgment of the Board or such Participant’s supervisor, such breach can be cured by Participant), so long as the breach (which shall be deemed to refer to all breaches in this paragraph) is (A) material and (B) results in a significant adverse impact on the Company.

(d)           “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(e)           “Company” shall mean NBTY, Inc.

(f)            “Disability” shall have occurred when a Participant has been unable to perform his or her material duties because of a physical or mental incapacity for a period of at least 180 days in any 365 day period, as determined by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, a Disability termination shall be deemed to occur earlier if, as a result of physical or mental incapacity, Executive experiences a “separation from service” within the meaning of Section 409A of the Code.

(g)           “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

(h)           “Participant” shall mean any employee of the Company or a Subsidiary designated as an eligible employee pursuant to Section 3.

(i)            “Plan” shall mean the NBTY, Inc. Executive Severance Pay Plan, as set forth herein, and as the same may from time to time be amended.

(j)            “Plan Committee” shall mean the committee designated to administer the Plan pursuant to Section 7.

(k)           “Severance Period” for a Participant shall mean 12 months unless the Plan Committee notifies in writing the Participant that a greater period shall apply.

(l)            “Subsidiary” shall mean an entity that is, either directly or through one or more intermediaries, controlled by the Company.

(m)          “Termination of Employment” shall mean a Participant’s “separation from service,” within the meaning of section 409A of the Code, from the Company and its

Subsidiaries due to a termination of employment by the Company or a Subsidiary other than on account of Cause, Disability or death.

Section 3                Eligibility

Only those employees of the Company or any Subsidiary who are on the Company’s or a Subsidiary’s U.S. payroll and who have been selected by the Plan Committee and notified in writing of such selection shall participate in the Plan.

Section 4                Severance Payments

(a)           Cash Severance. In the event of a Participant’s Termination of Employment, the Company or a Subsidiary employer, as applicable, shall pay the Participant his or her Base Salary for each month during the Severance Period consistent with the Company’s normal payroll practices applicable to the Participant immediately prior to his or her Termination of Employment.  Payment shall begin on the first regularly scheduled payroll date occurring on or after the sixtieth (60th) day following the Termination of Employment date, and the first payment shall include the first two months of the severance payments.

(b)           Prior Year’s Bonus.  In the event of a Participant’s Termination of Employment after the end of a fiscal year but prior to the date annual bonus are to be paid for such year, the Company shall pay the Participant the annual cash bonus to which the Participant would have been entitled, if any, had he or she remained employed by the Company or a Subsidiary until the date bonuses for such fiscal year would have been paid.  Any bonus paid pursuant to this Section 4(b) shall be  paid at the same time as when bonuses are normally paid to participants in the Company’s annual bonus plan (but in any event no later than March 15th immediately following the fiscal year in which such bonus was earned).

Section 5                Conditions

Notwithstanding anything in the Plan to the contrary, no benefits shall be paid or provided under the Plan, unless (i) the Participant timely executes a release of claims in favor of the Company and its Subsidiaries in substantially the form attached hereto as Appendix A and (ii) such release becomes irrevocable pursuant to the terms of such release prior to the fifty-ninth (59th) day following the Participant’s Termination of Employment.  In addition, a Participant shall not be entitled to receive or continue to receive any benefits under the Plan if such Participant has breached any restrictive covenant under any agreement between the Participant and the Company or any Subsidiary relating to non-competition, disclosure of confidential information, solicitation of employees or customers.  In the event of such a breach, the Participant shall repay to the Company, within ten (10) business days of the Company’s written demand, all amounts previously paid to him or her under the Plan.

Section 6                Administration

(a)           Plan Committee.  The Plan shall be administered by the Compensation Committee of the Board, unless the Board shall appoint a different committee to administer the Plan.  Other provisions of the Plan notwithstanding, the Board may perform any function of the Plan Committee under the Plan, and to the extent authority is specifically reserved to the Board under the terms of the Plan, the Company’s Certificate of Incorporation or By-Laws, or applicable law, such authority shall be exercised by the Board and not by the Plan Committee.

(b)           Powers and Duties of Plan Committee.  In addition to the powers and duties specified elsewhere in the Plan (including, but not limited to, Section 8(g)), the Plan Committee shall have full authority and discretion to:

(i)            adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Plan Committee may deem necessary or advisable to administer the Plan;

(ii)           correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan or other instrument hereunder;

(iii)          make determinations relating to eligibility for and entitlements to benefits under the Plan, and to make all factual findings related thereto; and

(iv)          make all other decisions and determinations as may be required under the terms of the Plan or as the Plan Committee may deem necessary or advisable for the administration of the Plan.

(c)           Delegation by Plan Committee.  Except to the extent prohibited by applicable law or any applicable stock exchange rules, the Plan Committee may delegate to any individual or individuals selected by the Plan Committee, who may or may not be members of the Board, all or any part of the Plan Committee’s responsibilities and powers set forth in the Plan, in which case every reference herein made to the Plan Committee shall be deemed to mean or include the appointed individual(s) as to matters within their scope of authority.  Any such delegation may be revoked by the Plan Committee at any time.  Except as notified in writing to the contrary by the Plan Committee, in the event of such delegation, the Plan Committee’s delegates shall have all of the powers vested in the Plan Committee necessary to fulfill the functions delegated.

Section 7                Claims Procedure

(a)           Generally.  This Section 7 describes the Plan’s procedures pursuant to which an individual can make a claim for benefits under the Plan and appeal a denied claim for benefits.  A request for benefits is a “claim” subject to these procedures only if it is filed by an individual or his or her authorized representative in accordance with rules and procedures established by the Plan Committee.  All claims must be filed with the Employee Benefits Committee of the Board (the “Employee Benefits Committee”) in writing (to the attention of “Employee Benefits Committee” and addressed to the General Counsel of the Company at its corporate headquarters).  An individual may designate an authorized representative to file a claim under the Plan on his or her behalf so long as the individual provides written notice of such designation to the Employee Benefits Committee identifying such authorized representative.

(b)           Time Periods for Responding to Initial Claims.  The Employee Benefits Committee shall respond to an initial claim for benefits under the Plan within 90 days after receipt of the claim.  If the Employee Benefits Committee determines that an extension is necessary due to special circumstances, the Employee Benefits Committee shall notify the individual within the initial 90-day period that the Employee Benefits Committee needs up to an additional 90 days to review his or her claim.

(c)           Notice and Information Contained in Notice Denying Initial Claim.  If the Employee Benefits Committee denies an individual’s claim (in whole or in part), the Employee Benefits Committee shall provide the individual with written notice of the denial.  Such notice shall (i) include the specific reason or reasons for the denial, (ii) refer to the specific provisions in the Plan upon which the denial is based, (iii) provide a description of any additional material or information necessary for the individual to perfect his or her claim  and an explanation as to why such information is necessary, and (iv) provide a description of the Plan’s appeals procedures and the time limits applicable for such procedures (such description to include a statement that the individual is eligible to bring a civil action in U.S. Federal court under section 502(a) of ERISA to appeal any adverse decision on appeal.

(d)           Appealing a Denied Claim for Benefits.  If an individual’s initial claim for benefits is denied, the individual may appeal the denial by filing a written request to the attention of Plan Committee and addressed to the General Counsel of the Company at its corporate headquarters, within 60 days after the date of the notice denying his or her initial claim for benefits.  If the individual decides to appeal a denied claim for benefits, the individual shall be able to submit written comments, documents, records, and other information relating to his or her claim for benefits (regardless of whether such information was considered in his or her initial claim for benefits) for review and consideration.  Such individual shall also be entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information that is relevant (within the meaning of ERISA) to his or her appeal.

(e)           Time Periods for Responding to Appealed Claims.  If an individual appeals a denied claim for benefits under the Plan, the Plan Committee shall respond to the individual within 60 days after receipt of the appeal.  If the Plan Committee determines that an extension is necessary due to special circumstances, the Plan Committee shall notify the individual within the initial 60-day period that the Plan Committee needs up to an additional 60 days to review his or her appeal and such notification shall indicate the special circumstances requiring an extension of time and the date by which the Plan Committee expects to render the determination on appeal.

(f)            Notice and Information Contained in Notice Denying Appeal.  If the Plan Committee denies an individual’s appeal (in whole or in part), the Plan Committee shall provide the individual with written notice of the denial.  Such notice shall (i) include the specific reason or reasons for the denial, (ii) refer to the specific provisions in the Plan upon which the denial is based, (iii) provide a statement that the individual is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information that is relevant (within the meaning of ERISA) to his or her claim and/or appeal for benefits, and (iv) include a statement that the individual is entitled to bring a civil action in U.S. Federal court under section 502(a) of ERISA to pursue his or her claim for benefits.

(g)           Plan Interpretation and Benefit Determination.  The Plan shall be administered by the Plan Committee, which has complete authority, in its sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under the Plan to Participants and their beneficiaries.  All such interpretations and determinations of the Plan Committee shall be final and binding upon all parties and persons affected thereby.

Section 8                Successor to the Company

The Company may require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume the Plan and agree to perform the obligations of the Company hereunder in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

Section 9                Amendment; Termination; Removal from Participation

The Compensation Committee of the Board retains the right to amend, suspend or terminate the Plan in whole or in part for any reason, so long as such action does not materially and adversely affect the rights of any Participant who has already been notified in writing of the Participant’s selection to participate in the Plan.

Section 10              General Provisions

(a)           No Mitigation.  A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

(b)           Non-Exclusivity of Rights.  Nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan provided by the Company and for which the Participant may qualify.  Notwithstanding anything herein to the contrary, any individual selected for participation in the Plan in accordance with Section 3 shall not be eligible to participate in any other Company or Subsidiary sponsored severance plan, policy, arrangement or agreement, unless determined otherwise by the Company.

(c)           Nonalienation of Benefits.  None of the payments, benefits or rights of any Participant shall be subject to any claim of any Participant’s creditors, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan.

(d)           No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant the right to be retained in the service of the Company or any Subsidiary, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

(e)           Death.  In the event of a Participant’s death following his or her Termination of Employment and after having become entitled to benefits under the Plan, any amounts not yet paid pursuant to Section 4(a) shall be paid in accordance with Section 4 to the person(s) or trust(s) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Company’s Director of Human Resources (the “Designated Beneficiary).  If, upon a Participant’s death, there is no Designated Beneficiary or surviving Designated Beneficiary, then the term Designated Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such amounts.

(f)            Tax Withholding.  The Company and each Subsidiary shall have the right to withhold from any payment to be made pursuant to the Plan such amount the Company or such Subsidiary deems is required to be withheld under applicable laws.

(g)           Severability of Provisions.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(h)           Unfunded Plan.  The Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of the Company or any Subsidiary which may be applied by the Company to the payment of benefits under the Plan.

(i)            Controlling Law.  The Plan shall be construed and enforced according to the laws of the state of New York, except to the extent preempted by United States Federal law.

(j)            Section 409A.  The Plan is intended to comply with or be exempt from the requirements of section 409A of the Codeand shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any Subsidiary or any of its directors, officers, employees or advisors be responsible for any tax, interest or related tax penalties that may arise as a result of section 409A of the Code.  For purposes of section 409A of the Code, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments.  Notwithstanding any other provision in the Plan, if a Participant is a “specified employee,” as defined in section 409A of the Code as of the date of the Participant’s Termination of Employment, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation within the meaning of section 409A of the Code, (ii) is payable upon the Participant’s Termination of Employment and (iii) under the terms of the Plan would be payable prior to the six-month anniversary of the Participant’s Termination of Employment, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the Termination of Employment and (b) the date of the Participant’s death.  In no event may a Participant, directly or indirectly, designate the calendar year of payment.

Appendix A

Form of Release

This Agreement and Release (“Agreement”) is made by and between NBTY, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and                          (the “Employee”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Severance Plan (as defined below).

WHEREAS, the Employee has been designated as a Participant in the NBTY, Inc. Executive Severance Plan (the “Severance Plan”); and

WHEREAS, in connection with Employee’s Termination of Employment effective                 , 20     (the “Date of Termination”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the severance payments described in Section 4 of the Severance Plan, which, pursuant to the Severance Plan, are conditioned on Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.             Severance Payments.  The Company agrees to provide Employee with the severance payments described in Section 4 of the Severance Plan, payable at the times set forth in, and subject to the terms and conditions of, the Severance Plan. In addition, to the extent not already paid and subject to Section 10(b) of the Severance Plan, the Company shall pay or provide to Employee :  (i) the portion of Employee’s Base Salary earned through the Date of Termination, but not yet paid to Employee; (ii) any accrued vacation owed to Employee under the Company’s vacation policy; (iii) any expenses owed to Employee pursuant to the Company’s expense reimbursement policy; and (iv) any amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Employee agrees that Employee shall comply with the terms of any agreement Employee has entered into with the Company or any of its affiliates relating to restrictions as to disclosure of confidential information, solicitation of employees or customers or competition.

2.             Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any of their direct or indirect subsidiaries and affiliates (including, without limitation, Alphabet Holding Company, Inc. and its affiliated entities), and, in their capacities related to the foregoing, any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined below), including, without limitation:

(a)           any and all claims relating to or arising from Employee’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York City Human Rights Law;

(e)           any and all claims for violation of the federal or any state constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims to payments that arise under this Agreement or that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, rights with regard to any vested equity (including under any stockholders agreement governing such equity and any side letter relating thereto), and any rights to indemnity, advancement of legal fees and coverage under the Company’s directors and officers insurance policies.

3.             Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that:  (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least 21 days within which to consider this Agreement; (c) Employee has 7 days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.             California Civil Code Section 1542.  If Employee resides in California, Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any statute or common  law principles of similar effect.

5.             Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

6.             No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

7.             Governing Law.  This Agreement shall be subject to the provisions of Section 10(i) of the Severance Plan.

8.             Effective Date.  If Employee has attained or is over the age of 40 as of the Date of Termination of employment, then the Employee has seven days after Employee signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”).  If the Employee has not attained the age of 40 as of the Date of Termination, then the “Effective Date” shall be the date on which Employee signs this Agreement.

9.             Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that Employee:  (a) has read this Agreement; (b) has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel; (d) understands the terms and consequences of this Agreement and of the releases it contains; and (e) is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	COMPANY (or any successor thereto)

By:
Name:
Title:

Dated:	EMPLOYEE

By:
Name: